Exhibit to Question 77C on Form N-SAR

A Special Meeting of the Shareholders was held on August 4,
2006. The following represents the results of the proposal voted on:

Proposal #1 - to approve an amendment to the investment advisory agreement for the Equity Fund.



		No. of Shares	% of Outstanding 	% of Shares
					Shares		Voted
Affirmative	10,955,748.901	50.984		78.140
Withhold	2,384,648.711	11.090		17.008
Abstain	680,325.850		3.163			4.852
Total		14,020,723.462	65.201		100.00

Proposal #2 -   to approve a change in the fundamental
investment policy of each of the Equity Fund and Income Fund to allow each Fund to engage in securities lending.

Equity Fund

		No. of Shares	% of Outstanding 	% of Shares
					Shares		Voted

Affirmative	11,095,659.660	51.599		79.138
Withhold	2,232,884.784	10.384		15.925
Abstain	692,179.018		3.218			4.937
Total		14,020,723.462	65.201		100.00


Income Fund


		No. of Shares	% of Outstanding 	% of Shares
					Shares		Voted

Affirmative	7,464,477.017	73.280		73.295
Withhold	2,424,439.106	23.801		23.805
Abstain	295,304.670		2.899			2.900
Total		10,184,220.793	99.980		100.00